UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Commission File No. 0-2670

60 East 42nd St. Associates L.L.C.

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60 East 42nd St. Associates L.L.C.

c/o Wien & Malkin llp

60 East 42nd Street

New York, New York 10165

Telephone: (212) 687-8700

Telecopier: (212) 986-7679

September 13, 2004

To Participants in 60 East 42nd St. Associates L.L.C. ("Associates"):

In 1999, Associates joined its lessee, Lincoln Building Associates L.L.C. (the "Lessee"), in a program to finance and complete approximately $28 million of enhancements at the Lincoln Building at 60 East 42nd Street and the small light protector building at 301 Madison Avenue (collectively, the "Building"). Enclosed is a copy of the solicitation which was approved for that program.

The Lessee is nearing the conclusion of the work covered by that program. Since that time, as work has been done in the Building, a new managing agent has been employed by the Lessee, and the market demands and conditions have changed, the scope of the work has been expanded. A new direction in marketing has resulted in significant new leases with larger, better credit tenants with concomitant costs for commissions, base building upgrades, and tenant installation.

With the financings approved to date fully drawn upon, additional costs budgeted to complete the expanded scope of the project will be paid either out of cash flow from operations or new financing proceeds. Based on the projections of the managing agent and Wien & Malkin, if the Lessee were to continue to pay for these costs out of cash flow, overage rent distributions to Associates' Participants would be significantly reduced for several years.

The existing financing on the Building (the "Fee Mortgage") can now be refinanced without penalty at today's favorable interest rates, and Associates can join with the Lessee to increase the financing in place to fund improvements, thereby stabilizing distributions.

I recommend that Associates consent now to a refinancing of up to $100 million to refinance the existing $40 million Fee Mortgage and to provide up to $60 million to pay substantially all the costs, as currently estimated, to complete the existing and enhanced new improvement programs, including additional funds for projected tenant installation and leasing commissions. Only funds required will be borrowed, and if improvements, leasing and commissions are less than projected, the ultimate mortgage will be less.

To induce the Lessee to increase its basic rent to cover debt service on the increased amount of the Fee Mortgage and to complete the additional enhancements for which I now seek your consent, the Agents will grant the Lessee additional extension rights under its net operating lease of the Building (the "Lease") beyond its current expiration in 2033 in proportion to the net present benefit to Associates of the completed enhancements under this and the 1999 programs, as determined at that time by the Agents in consultation with an independent expert. Based upon earlier expert review, such extension for all enhancements would be in excess of 50 years.

The Lessee has approved this program. I recommend your consent.

I am also seeking your consent to permit a person to serve as an Agent for more than one of the seven Participating groups under which your investment in Associates is held. The participating agreements (the "Participating Agreements") for each group are identical and now provide that no Agent may serve for more than one group of Participants. The historical reasons for that restriction are no longer relevant, and the arrangement is unnecessarily cumbersome.

The enclosed Statement by the Agents contains additional information.

To avoid additional expense for Associates and Lessee in completing pending work and refinancing debt which matures on October 31, 2004, I would appreciate your immediate response.

Background

The formation of Associates by Lawrence A. Wien, the acquisition of the Building, and the creation of the Lease are summarized in the enclosed Statement by the Agents.

Pursuant to the 1999 consent, in 2000 Associates increased the Fee Mortgage to $40 million by adding to the pre-existing $12,020,814 first mortgage a new $27,979,186 second mortgage, the proceeds of which have been applied to authorized enhancement costs.

As you know, on November 20, 2002, Newmark & Company Real Estate, Inc. replaced Helmsley-Spear. Inc, as the Lessee's managing agent. Newmark has assisted Wien & Malkin LLP in budgeting for additional improvements and costs of leasing contemplated in the program.

Update

The focus of the program approved in 1999 was to address needed work as identified by then managing agent Helmsley-Spear, as supplemented by Wien & Malkin as Supervisor and outside engineering consultants, to upgrade the Building and its systems. Work completed, in process, and planned is set forth in Exhibit A to the enclosed Statement and includes renovation of the lobby, bathrooms and public corridors, elevator modernization and cab renovation, upgrading the electrical system, repairs to the Building's HVAC and fire safety systems, code compliance work including sprinklers throughout the Building, window replacement, façade work, asbestos abatement, replacement of the roof of 301 Madison Avenue, and renovation of the Madison Avenue entrance to the Building.

Since the 1999 program, there has been a downturn in the Manhattan economy and leasing market, and office vacancy has increased to the largest in a decade. At the Lincoln Building, many of the spaces which have been vacated have not been improved or upgraded for several decades, are obsolescent, and compare unfavorably to buildings to which the Lincoln Building has historically been comparable. Many vacant spaces are small and appeal to potential tenants which are not creditworthy and are unwilling or unable to commit to leases of more than one or two years. In addition, lease transactions with better credit tenants require significant rent concessions.

With Newmark as managing agent, in spite of the depressed market, the Lessee has completed significant new leasing, including full tower floors to New York Stock Exchange listed companies. Vacant spaces throughout the Building which have been pre-built to a higher standard, in many cases formed out of combinations of smaller adjacent vacancies, have leased very quickly to better tenants. The Lessee's new managing agent and I agree that the Building's neighborhood, the Grand Central District, is a prime location for commercial space in Manhattan, and the Lincoln Building, improvements completed, will receive a premium rent for quality tenants seeking the best location in the District.

Absent the increased financing, the Lessee might be unwilling or unable to fund all necessary Building enhancements and leasing costs. In that event, the Building's market position, leasing program, and future operating revenues would be at risk. Were the Lessee to proceed and pay these additional costs out of operating cash flow, overage rent distributions to Participants would be significantly reduced for years.

Use of the Proposed New Financing

Exhibit A to the enclosed Statement reflects the updated budgeted cost of the enhancements previously approved as well as the changes now recommended. The Lessee now intends to accelerate certain base building improvements which it had intended to complete out of cash flow over time (namely corridor and bathroom upgrades) to enhance marketing of newly available pre-built suites.

The occupancy at the Building is 90% (or a total of 109,481 square feet is vacant) as of August 30, 2004, and the Lessee's managing agent projects based on leasing underway and leases out for signature that occupancy will exceed 91% by October. The Building contains 209 suites which measure less than 750 square feet. Ongoing work at the Building includes combining many smaller spaces to be pre-built for which leasing is active. To date, the impact of this work has been very positive, with spaces leased often while in the process of combination and upgrade. The amount borrowed for leasing costs will be determined based on space preparation costs and market conditions.

As shown in Exhibit A, total costs, including all remaining items in the 1999 improvement program, the enhanced new program now recommended, mortgage taxes and loan fees for the 2000 and planned 2004 financings, lease extension transfer tax, and projected leasing costs, are estimated to be approximately $61.6 million and would be funded by the $60 million Fee Mortgage increase and funds available from the prior mortgage borrowing. Should market conditions improve, less will be given in free rent and tenant installation allowances, thereby reducing the total borrowing requirement. Under the terms of the financing contemplated, only as much money as is required will be borrowed.

Recommended Mortgage Increase

I recommend that Associates join with the Lessee to increase the Fee Mortgage debt from $40 million to up to $100 million to refinance such debt and, as needed, to pay substantially all the costs shown in Exhibit A. The Lessee has approved this financing on the basis that the increased Fee Mortgage debt will be serviced by an increase in the Lessee's basic rent to Associates. In this way, the enhancements will be paid, the costs spread over many years, the Building's revenues enhanced, and any reduction of distributions to Participants will be minimized. As with the prior financing, this Fee Mortgage format minimizes borrowing costs.

In today's borrowing environment, lenders are competing for loans, and we have been successful in negotiating and closing several similarly structured financings at advantageous terms. The Lessee's current and projected cash flow provides ample coverage for the new debt service. The total borrowing contemplated will be approximately 33% of today's market value of the Lincoln Building.

The Agents will be authorized to refinance the Fee Mortgage with an institutional lender from time to time in the future, so long as the mortgage debt is non-recourse and does not in the aggregate exceed $100 million plus refinancing costs.

Payment of Increased Debt Service; Basic Rent; Costs Shared with the Lessee

Associates will own the Building enhancements paid from the Fee Mortgage proceeds and will pay the debt service on the increase in the Fee Mortgage from an equivalent increase in basic rent paid to it by the Lessee. Basic rent will be adjusted from time to time to reflect changes in debt service on the increase in the Fee Mortgage, including changes resulting from any additional mortgage borrowing hereunder. The increased basic rent and cash payments for enhancements and tenanting costs funded from the Lessee's operating income not covered by the refinancing will be deducted by the Lessee in computing overage rent. As described in the enclosed Statement, assuming that $1,053,800 of overage rent continues to be paid each year, such costs will be borne equally by Associates and the Lessee but spread over many years, thus stabilizing distributions to Participants.

Currently, basic rent is $3,445,396 a year, to be adjusted for any increase or decrease in debt service on the existing $40 million Fee Mortgage. If the existing $40 million debt is increased to a total of $100 million with average annual interest at 6.5% and monthly payments of interest only, the annual basic rent will total approximately $6,500,000, an increase of $3,054,604 a year. To the extent that Associates operates profitably, additional rent will be reduced by one-half of that increase, and the expense will be borne equally by Associates and the Lessee. The amount of the borrowing will be limited by current and projected operating profit available for debt service.

Unfinanced Enhancement and Tenanting Costs

The Lessee may pay any enhancement or tenanting cost which is not funded from this Fee Mortgage increase by applying a portion of its reserves and future operating cash flow. The Lessee will deduct any such payment in computing overage rent, so to the extent the Lessee operates profitably, any such cost will be borne equally by Associates and the Lessee.

Lease Extension

The Lease will be modified to confirm the increase in basic rent. To induce the Lessee to complete the additional enhancements and pay the increased basic rent, Associates will grant the Lessee additional Lease extension rights beyond 2033, for which I am now seeking your consent, in proportion to the net present benefit to Associates of completed enhancements under this and the 1999 programs, as determined at that time by the Agents in consultation with an independent expert. Based upon earlier expert review, such extension for all enhancements would be in excess of 50 years. Any granting of such Lease extension rights is expected to trigger a New York State Transfer Tax at that time, which will be paid from the new Fee Mortgage proceeds and/or the Lessee's operating cash flow.

Solicitation and Program Expenses; Indemnity

The expenses for the consent solicitations of Associates and the Lessee, the refinancing, the Building work, the Lease amendment and extension, mortgage and transfer taxes, unrelated third party mortgage brokerage fees, and the associated fees and costs will be paid from the new mortgage proceeds and/or from the Lessee's operating income. In either case, assuming that $1,053,800 of overage rent continues to be paid each year, such expenses will be shared equally between Associates and the Lessee by operation of the overage rent computation. Wien & Malkin will represent Associates and the Lessee and will be paid at its customary hourly rates. As in the 1999 program, Associates will indemnify Wien & Malkin, the Agents, and their affiliates and advisers against any claim or expense in connection with this program.

Permitting a Person to Serve as Agent for More than One Group of Participants

The investment by Participants in Associates is divided among seven participating groups. Under the Participating Agreement for each group, an Agent, who also serves as a member of Associates, represents the Participants in that group. Through its Agent, each group holds an undivided one-seventh interest in Associates. Agent discretion, however, either as Agent or as a member of Associates, is virtually non-existent, as the Building is held subject to the Lease. Additionally, all significant transactions with respect to the Building must be approved by 100% in interest of the Participants in a group, except that after approval by 90% in interest in a group, the Participating Agreement provides that the remaining 10% in interest of dissenting or abstaining Participants in that group may be bought out at a nominal price.

The Participating Agreement for each group provides that no Agent shall serve as the Agent for more than one group of Participants. I recommend that each group of Participants consent to an amendment to its Participating Agreement to permit an Agent to represent more than one group. This amendment will eliminate the need for seven different Agents at all times and will simplify administration. This change will not affect the voting power of each Participant within his or her Participating group.

I believe that no Participant would be disadvantaged. In those few instances when a major decision from Associates is required, the Agent for each group cannot act without consent of the Participants of that group. Therefore, even if an Agent acted for more than one group, such Agent would act independently for each group based solely on that group's vote. In 1997, this proposal received consent from more than 89% of participating interests. However, the required 100% consent was not obtained from any participating group.

An individual designated as Agent for more than one group of Participants will be bound to act for each such group separately. When consent of each group of Participants is requested by the Agents in the future, an Agent acting for more than one group will not be authorized to act on a given matter for any group not approving the matter in question, even if such Agent is authorized to act with respect to such matter by another group for which the Agent also acts.

If 100% consent to this proposal is received from Participants in two or more groups, then one Agent may thereafter represent two or more such groups, with the selection of successor Agents to be made in accordance with the existing successor agent program. However, no individual will be able to act as Agent for all groups. Accordingly, there will always be at least two different Agents among all the Participating groups. If 100% consent is not received as to a participating group, such non-consenting group will continue to be represented by a separate Agent.

Terms of Solicitation of Consents

The consent of all Participants is required to authorize the enhancement, Lease extension and financing program and refinancing authorization referred to in Items A and B of the enclosed Consent. Upon receipt of consent from 90% in interest of an Agent's group, the Participating Agreement permits that Agent to purchase the interest of any Participant who withholds consent to such Items A or B for 10 days after notice of 90% consent. The purchase price shall be the greater of (i) the book value of the participation (original cost less capital repaid thereof) and (ii) $100. Since the book value of each $10,000 original investment is less than $100, the purchase price will be $100. Each Agent presently intends to purchase for the benefit of consenting Participants or a non-profit organization the interest of any non-consenting Participant through such procedure once the 90% threshold is achieved.

The consent of all of the Participants in a group is required for such group to approve the proposal permitting a person to serve as the Agent for more than one group of Participants referred to in Item C of the enclosed Consent. If 100% consent to such proposal is received from Participants in two or more groups, then one Agent may thereafter represent such groups. The participation purchase arrangement referred to above for Items A and B shall not apply to the proposal referred to in Item C.

Potential Conflicts of Interest

I and my family own beneficially participations equal to 7.0898% of Associates, and other partners in Wien & Malkin and their families own beneficially participations equal to 0.50% of Associates.

7.50% of the Lessee is owned beneficially by me and my family. In addition, I own of record, as trustee, co-trustee or agent, but not beneficially, 11.2461% of the Lessee.

I am the Chairman, and my son Anthony E. Malkin is Senior Director, Supervisory Services, of Wien & Malkin, which has acted as Associates' Supervisor from inception, for which it receives a basic supervisory fee of $24,000 annually and additional supervisory compensation of 10% of distributions to Participants in excess of 14% annually of their remaining cash investment. Wien & Malkin pays the costs relating to its regular supervisory services to Associates, including regular accounting fees, filing and search fees, report preparation, and mailing costs. For 2003, Wien & Malkin received from Associates additional supervisory compensation of $637,310.

Wien & Malkin has also acted as the Lessee's Supervisor from inception, for which it receives a basic supervisory fee of $180,000 annually and additional supervisory compensation of 10% of distributions to the Lessee's members in excess of $400,000 annually. For 2003, Wien & Malkin received from the Lessee additional supervisory compensation of $460,000 and other fees and disbursements of $34,591.

If the Lease is extended, Wien & Malkin will continue to receive its basic supervisory fee and any additional supervisory compensation based on excess distributions from Associates as well as from the Lessee during each year of any extended term.

I, my sons Anthony E. Malkin and Scott D. Malkin, and other persons holding senior positions at Wien & Malkin are the Agents for Participants. From inception all such Agents have been persons holding senior positions at Wien & Malkin and have received no compensation for serving as Agent.

Recommendation

I strongly urge your approval of the enhancement, Lease extension and financing program and refinancing authorization, which includes all the other terms of Associates' prior approval. The Lessee has demonstrated that the updated enhancements are needed to effect new leasing in the very difficult current market and improve the Building and Associates' investment. Failure to complete the upgrade of the Building and effect new leases and to effect the proposed financing would materially adversely affect distributions to the Participants.

The Fee Mortgage will still be very conservative, prepayment penalties will be avoided, distributions will be stabilized by spreading costs over many years with non-recourse financing, and the Building and its market position will be enhanced. This program will also improve the tax shelter for the Participants who will receive a timing benefit because depreciation deductions from new capitalized enhancements during early years will exceed loan amortization. Were the Lessee to proceed and pay the cost out of cash flow and its own capital without this financing, overage rent distributions to Participants would be significantly reduced for several years.

I also strongly urge your approval of the proposal permitting a person to serve as the Agent for more than one group of Participants. This change will eliminate the need for seven different agents at all times and will simplify administration. This change will not affect the voting power of each Participant within his or her Participating group.

By signing and returning the enclosed Consent, you authorize me and any partner or senior director at Wien & Malkin designated by me to conclude on behalf of Associates the necessary arrangements to effect this program.

Please carefully review the enclosed Statement and return the Consent at your earliest convenience to permit timely, cost-efficient conclusion of the work and debt refinancing now required.

Any Participant with a question should consult with such Participant's own adviser. If you wish additional information that may be available to Wien & Malkin, please communicate with Alvin Silverman or Thomas N. Keltner, Jr. of Wien & Malkin.

Very truly yours,

Peter L. Malkin

Enclosure

THE AGENTS RECOMMEND YOUR CONSENT.

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE COLORED COPY OF THE CONSENT IN THE ENCLOSED ENVELOPE.

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

60 EAST 42ND ST. ASSOCIATES L.L.C.

CONSENT

In response to the letter from Peter L. Malkin to Participants in 60 East 42nd St. Associates L.L.C. dated September 13, 2004 and the accompanying Statement by the Agents (collectively, the "Statement"; terms being used herein as defined therein), the undersigned Participant in 60 East 42nd St. Associates L.L.C. hereby:

A. ENHANCEMENT, FINANCING, AND LEASE EXTENSION PROGRAM

CONSENTS: DOES NOT CONSENT:

Consents to Disapproves of

the updated program for Building enhancements, Fee Mortgage increase and Lease extension, all as described in the Statement.

B. DISCRETIONARY REFINANCING AUTHORITY OF THE AGENTS

CONSENTS: DOES NOT CONSENT:

Consents to Disapproves of --

giving present and successor Agents discretionary authority to refinance the Fee Mortgage for a principal amount not to exceed $100 million plus refinancing costs, with an institutional lender, non-recourse, from time to time, all as described in the Statement.

C. PERMITTING A PERSON TO SERVE AS THE AGENT FOR MORE THAN ONE GROUP OF PARTICIPANTS

CONSENTS: DOES NOT CONSENT:

Consents to Disapproves of --

permitting a person to serve as the Agent for more than one group of Participants, all as described in the Statement.

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

Dated: ________________, 2004

(Signature)

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED, THE PARTICIPANT SHALL BE DEEMED TO HAVE CONSENTED TO ALL ITEMS.

60 East 42nd Street Associates L.L.C.

EXHIBIT INDEX

Number Document Page*

13(a) June 30, 1999 consent solicitation letter is incorporated by reference as an exhibit hereto.

60 East 42nd St. Associates L.L.C.

c/o Wien & Malkin llp

60 East 42nd Street

New York, New York 10165

Telephone: (212) 687-8700

Telecopier: (212) 986-7679

STATEMENT BY THE AGENTS

IN THE

SOLICITATION OF PARTICIPANT CONSENTS

Dated: September 13, 2004

This Statement is issued in connection with the Solicitation of Participant Consents by Peter L. Malkin, Anthony E. Malkin, Scott D. Malkin, Thomas N. Keltner, Jr., Jack K. Feirman, Mark Labell and Fred C. Posniak as the agents (the "Agents") for the participants (the "Participants") in 60 East 42nd St. Associates L.L.C. ("Associates").

In 1958 Associates acquired the land and improvements known as the Lincoln Building at 60 East 42nd Street and the small light protector building at 301 Madison Avenue in New York City (collectively, the "Building") by converting its 1954 mortgage loan to Lincoln Building Associates L.L.C. (the "Lessee"), then a partnership, and simultaneously granting a net operating lease of the Building (the "Lease") to the Lessee. In 2001 Associates was converted to a limited liability company. See Section I. - Background.

In 1999, Associates joined the Lessee in a program to finance and complete approximately $28 million of enhancements at the Building. Enclosed is a copy of the solicitation which was approved for that program.

The Lessee is nearing the conclusion of the work covered by that program. Since that time, as work has been done in the Building, a new managing agent has been employed by the Lessee, and market demands and conditions have changed, the scope of the work has been expanded. A new direction in marketing has resulted in significant new leases with larger, better credit tenants with concomitant costs for commissions, base building upgrades, and tenant installation.

With the financings approved to date fully drawn upon, additional costs budgeted to complete the expanded scope of the project will be paid either out of cash flow from operations or new financing proceeds. Based on the projections of the managing agent and Wien & Malkin, if the Lessee were to continue to pay for these costs out of cash flow, overage rent distributions to Associates' Participants would be significantly reduced for several years.

The existing financing on the Building (the "Fee Mortgage") can now be refinanced without penalty at today's favorable interest rates, and Associates can join with the Lessee to increase the financing in place to fund improvements, thereby stabilizing distributions.

We recommend that Associates consent now to a refinancing of up to $100 million to refinance the existing $40 million Fee Mortgage and to provide up to $60 million to pay substantially all the costs, as currently estimated, to complete the existing and enhanced new improvement programs, including additional funds for projected tenant installation and leasing commissions. Only funds required will be borrowed, and if improvements, leasing and commissions are less than projected, the ultimate mortgage will be less.

To induce the Lessee to increase its basic rent to cover debt service on the increased Fee Mortgage and to complete the additional enhancements for which we now seek your consent, the Agents will grant the Lessee additional extension rights under its net operating lease of the Building (the "Lease") beyond its current expiration in 2033 in proportion to the net present benefit to Associates of completed enhancements under this and the 1999 programs, as then determined by the Agents in consultation with an independent expert. Based upon earlier expert review, such extension for all enhancements would be in excess of 50 years.

The Lessee has approved this program. We recommend your consent.

We are also seeking your consent to permit a person to serve as an agent for more than one of the seven Participating groups under which your investment in Associates is held. The participating agreements (the "Participating Agreements") for each group are identical and now provide that no Agent may serve for more than one group of Participants. The historical reasons for that restriction are no longer relevant, and the arrangement is unnecessarily cumbersome.

To avoid additional expense for Associates and Lessee in completing pending work and refinancing debt maturing on October 31, 2004, we would appreciate your immediate response.

I. BACKGROUND

A. Organization of Associates

Associates was organized by Lawrence A. Wien in 1958, who served until his death as one of Associates' Agents on behalf of Participants. On November 28, 2001, Associates was converted to a limited liability company to insulate Agents and Participants from third party claims without changing any right of the Agents and Participants. Peter L. Malkin, his sons Anthony E. Malkin, Senior Director, Supervisory Services, of Wien & Malkin LLP, and Scott D. Malkin, and four other members and officers of Wien & Malkin serve as members of Associates.

Each member acts as the Agent for a group of Participants under its Participating Agreement. The terms of the Participating Agreements provide that no Agent may serve for more than one group of Participants. Participants have the right to approve or disapprove certain Agent actions, including this enhancement, Lease extension and financing program and refinancing authorization. The percentage of Participants required to approve each proposal is described in Section XI. - Terms of Solicitations of Consents.

B. The Property

The Property consists of the 55-story Lincoln Building, located at 60 East 42nd Street diagonally opposite Grand Central Terminal on 42nd Street between Park Avenue and Madison Avenue, the small light protector building at 301 Madison Avenue, and the land underneath. The Lincoln Building was constructed in 1930 and contains 1,116,680 rentable square feet, comprised of 619 individual suites, with 209 suites which measure less than 750 square feet.

As of August 30, 2004, the Building was approximately 90% occupied.

C. The Lease

    Term

    The current term of the Lease expires in 2008, with one renewal term expiring 2033. To induce the Lessee to increase its basic rent to cover debt service on the increased Fee Mortgage and to undertake the tenanting expenses and Building enhancements, the Agents will grant the Lessee additional Lease extension rights beyond 2033 in proportion to the net present benefit to Associates of completed enhancements under this and the 1999 programs, as then determined by the Agents in consultation with an independent expert. Based upon earlier expert review, such extension for all enhancements would be in excess of 50 years. The granting of such Lease extension rights is expected to trigger a New York State Transfer Tax at that time, which will be paid from the new Fee Mortgage proceeds and/or the Lessee's operating cash flow.

    Rent

    The Lease requires the Lessee to pay the following rent for each fiscal year (October 1 through September 30):

    a. Basic rent ("Basic Rent") equal to $3,445,396 a year, payable monthly, subject to adjustment equal to any increase or decrease in the existing Fee Mortgage debt service.

    b. Overage rent ("Overage Rent") equal to (i) 100% of the Lessee's annual net operating income from the Property up to $1,053,800 ("Additional Rent") and (ii) 50% of the Lessee's remaining annual net operating income ("Further Additional Rent"). Additional Rent is advanced monthly based on the Lessee's net operating income for the prior fiscal year and then adjusted in the following fiscal year based upon actual results. Further Additional Rent is payable annually within 60 days after fiscal year-end. Although the Lessee is permitted to deduct accumulated losses from certain prior fiscal years against advances for Additional Rent, there is currently no accumulated loss from past fiscal years to be deducted against current or future payments of Additional Rent.

    For the last 25 fiscal years the Lessee has paid the full $1,053,800 of Additional Rent plus Further Additional Rent. For the most recently completed fiscal year ended September 30, 2003, the Lessee paid Additional Rent of $1,053,800 and Further Additional Rent of $6,499,996.

    Other Material Lease Terms

The Lessee pays all insurance, real estate tax, repair, maintenance and other operating expenses for the Property. The Lessee is not required to make capital improvements to the Property.

The Lessee has the right to assign the Lease without Associates' consent, so long as the assignee assumes all Lease obligations. The Lessee also has the right to surrender the Lease to Associates on 60 days' notice.

D. Fee Mortgage

The Fee Mortgage balance is currently $40 million, having been last refinanced in 2000 under the prior consent. The maximum Fee Mortgage authorized under this program is $100 million plus refinancing costs, on the basis that (i) the proceeds of any increase in the Fee Mortgage will be applied to the Property and (ii) any increased debt service on the increased amount of the Fee Mortgage shall be paid by Associates from an equivalent increase in Basic Rent paid by the Lessee. The Fee Mortgage matures October 31, 2004 and consists of the following two mortgages:

Morgan Guaranty Trust Company of New York, as trustee, is the holder of the first mortgage on the Property in the amount of $12,020,814. This mortgage provides for monthly payments of interest only at the rate of 8.85% per annum.

Emigrant Savings Bank is the holder of the second mortgage on the Property in the amount of $27,979,186. This mortgage provides for monthly payments of interest only at the blended rate of 4.60% per annum and permits additional financing of up to $5 million from an institutional lender so long as the net proceeds are used for capital improvements to the Building.

The prepayment premiums on both mortgages expired August 1, 2004, so the debt can now be refinanced without penalty.

E. Current Market

Pursuant to new space leases, the rental rate currently asked of prospective office tenants at the Building is approximately $38 to $45 per square foot (exclusive of electricity charges and escalations.

It is anticipated with the increased leasing activity, occupancy will exceed 91% by October 2004.

F. Financial Information

The Participants have received total distributions representing an annual return on their original cash investment at rates of approximately 95.9% for 2003, 104% for 2002, and 118.5% for 2001. These percentages were calculated by dividing the cash payments to the Participants in each year by the Participants' original $7,000,000 cash investment in the Property. Certain Participants may have purchased their interests for amounts different than the original cash investment, so their return on investment will be different.

Each monthly installment of Basic Rent is applied to pay monthly debt service on the Fee Mortgage and the basic supervisory fee to Wien & Malkin. Additional Rent is applied to pay monthly distributions to the Participants and a portion of additional supervisory compensation to Wien & Malkin. Further Additional Rent is applied to pay the balance of additional supervisory compensation to Wien & Malkin and additional distributions to the Participants. See Section I.G. - Supervisory Services to Associates.

Enclosed are audited financial statements of Associates as of December 31, 2001, 2002 and 2003, in each case including balance sheets and the related statements of income, members' equity, and cash flows. Also, See Section VIII. - Agents' Discussion and Analysis of Financial Condition and Results of Operation.

J.H. Cohn LLP serves as Associates' independent public accountants and performs certain other financial accounting work for Associates, including tax return preparation.

G. Supervisory Services to Associates

No Agent receives remuneration from Associates for serving as Agent. Peter L. Malkin is Chairman, and his son Anthony E. Malkin is Senior Director, Supervisory Services, of Wien & Malkin. The other Agents are members or senior officers of Wien & Malkin, except Peter Malkin's other son, Scott D. Malkin, who has substantial experience in real estate and has been approved by the Participants as a successor Agent.

Wien & Malkin has acted as Supervisor for each of Associates and the Lessee from inception. Wien & Malkin's regular supervisory services for Associates include maintaining Associates' organizational and Participant records, performing physical inspections of the Property, reviewing violation searches and insurance coverage, conducting annual supervisory review meetings, receiving monthly rent from the Lessee, paying monthly Fee Mortgage obligations, paying monthly and additional distributions to the Participants, confirming payment of real estate taxes and BID assessments, reviewing financial statements submitted to Associates by the Lessee and financial statements and tax information prepared by Associates' independent certified public accountants, distributing reports to the Participants, and preparing certain filings with governmental authorities.

In consideration of its supervisory services to Associates, Wien & Malkin receives a basic supervisory fee of $24,000 annually and additional supervisory compensation of 10% of distributions to Participants in excess of 14% annually of their remaining cash investment. Wien & Malkin pays the costs relating to its regular supervisory services to Associates, including regular accounting fees, filing and search fees, report preparation, and mailing costs. For 2003, Wien & Malkin received from Associates additional supervisory compensation of $637,310

II. OPERATIONS MATTERS

A. Update

The focus of the program approved in 1999 was to address needed work as identified by then managing agent Helmsley-Spear, as supplemented by Wien & Malkin as Supervisor and outside engineering consultants, to upgrade the Building and its systems. Work completed, in process, and planned is set forth in Exhibit A and includes renovation of the lobby, bathrooms and public corridors, elevator modernization and cab renovation, upgrading the electrical system, repairs to the Building's HVAC and fire safety systems, code compliance work including sprinklers throughout the Building, window replacement, façade work, asbestos abatement, replacement of the roof of 301 Madison Avenue, and renovation of the Madison Avenue entrance to the Building.

Since the 1999 program, there has been a downturn in the Manhattan economy and leasing market, and office vacancy has increased to the largest in a decade. At the Lincoln Building, many of the spaces which have been vacated have not been improved or upgraded for several decades, are obsolescent, and compare unfavorably to buildings to which the Lincoln Building has historically been comparable. Many vacant spaces are small and appeal to potential tenants which are not creditworthy and are unwilling or unable to commit to leases of more than one or two years. In addition, lease transactions with better credit tenants require significant rent concessions.

With Newmark as managing agent, in spite of the depressed market, the Lessee has completed significant new leasing, including full tower floors to New York Stock Exchange listed companies. Vacant spaces throughout the Building which have been pre-built to a higher standard, in many cases formed out of combinations of smaller adjacent vacancies, have leased very quickly to better tenants. The Lessee's new managing agent and Associates' Agents agree that the Building's neighborhood, the Grand Central District, is a prime location for commercial space in Manhattan, and the Lincoln Building, improvements completed, will receive a premium rent for quality tenants seeking the best location in the District.

Absent the increased financing, the Lessee might be unwilling or unable to fund all necessary Building enhancements and leasing costs. In that event, the Building's market position, leasing program, and future operating revenues would be at risk. Were the Lessee to proceed and pay these additional costs out of operating cash flow, overage rent distributions to Participants would be significantly reduced for years.

  Use of Proposed New Financing

  Exhibit A to this Statement reflects the updated budgeted cost of the enhancements previously approved as well as the changes now recommended. The Lessee now intends to accelerate certain base building improvements which it had intended to complete out of cash flow over time (namely corridor and bathroom upgrades) to enhance marketing of newly available pre-built suites.

  The occupancy at the Building is approximately 90% (or a total of 109,481 square feet is vacant) as of August 30, 2004, and the Lessee's managing agent projects based on leasing underway and leases out for signature that occupancy will exceed 91% by October. The Building contains 209 suites which measure less than 750 square feet. Ongoing work at the Building includes combining many smaller spaces to be pre-built for which leasing is active. To date, the impact of this work has been very positive, with spaces leased often while in the process of combination and upgrade. The amount borrowed for leasing costs will be determined based on space preparation costs and market conditions.

  As shown in Exhibit A, total costs, including all remaining items in the 1999 improvement program, the enhanced new program now recommended, mortgage taxes and loan fees for the 2000 and planned 2004 financings, lease extension transfer tax, and projected leasing costs, are estimated to be approximately $61.6 million and would be funded by the $60 million Fee Mortgage increase and funds available from the prior mortgage borrowing. Should market conditions improve, less will be given in free rent and tenant installation allowances, thereby reducing the total borrowing requirement. Under the terms of the financing contemplated, only as much money as is required will be borrowed.

  Recommended Mortgage Increase

We recommend that Associates join with the Lessee to increase the Fee Mortgage debt from $40 million to up to $100 million to refinance such debt and, as needed, to pay substantially all the costs shown in Exhibit A. The Lessee has approved this financing on the basis that the increased Fee Mortgage debt will be serviced by an increase in the Lessee's basic rent to Associates. In this way, the enhancements will be paid, the costs spread over many years, the Building's revenues enhanced, and any reduction of distributions to Participants will be minimized. As with the prior financing, this Fee Mortgage format minimizes borrowing costs.

Associates will own the Building enhancements paid from the Fee Mortgage proceeds and will pay the debt service on the increase in the Fee Mortgage from an equivalent increase in Basic Rent paid by the Lessee. Basic Rent will be adjusted from time to time to reflect changes in debt service (including payments of loan amortization) on the increase in the Fee Mortgage, including changes resulting from any additional mortgage borrowing hereunder. The increased Basic Rent and cash payments for enhancements and tenanting costs funded from the Lessee's operating income not covered by the refinancing will be deducted by the Lessee in computing Overage Rent. Assuming that $1,053,800 of Further Additional Rent continues to be paid each year, such costs will be borne equally by Associates and the Lessee but spread over many years, thus stabilizing distributions to Participants.

Neither Associates nor the Participants will be personally liable for the Fee Mortgage. To minimize interest charges, Associates and the Lessee may arrange for the advance of the Fee Mortgage increase in installments. The maximum Fee Mortgage debt authorized by the program will be $100 million plus refinancing costs.

The Fee Mortgage increase, as advanced, will be held by Associates and applied as expended by the Lessee. For purposes of determining Overage Rent, the interest earned on the temporary investment of the Fee Mortgage advances until expended shall be treated as income of the Lessee and applied monthly to offset Basic Rent.

If the Lessee were required to pay for all such enhancements and tenanting costs without financing proceeds, the full cost would be currently deducted against Overage Rent. For 2003 approximately 84.4% of the distributions to Participants was derived from Overage Rent. If the full cost were deducted against Overage Rent, distributions to the Participants would be significantly reduced, if not eliminated, during the next several years. The proposed Fee Mortgage financing will instead spread these costs over a longer term and stabilize the amount of Overage Rent payable by the Lessee for distribution to Participants.

In today's borrowing environment, lenders are competing for loans, and entities supervised by Wien & Malkin have been successful in negotiating and closing several similarly structured financings at advantageous terms. The Lessee's current and projected cash flow provides ample coverage for the new debt service. The total borrowing contemplated will be approximately 33% of today's market value of the Lincoln Building.

The Agents will be authorized to refinance the Fee Mortgage with an institutional lender from time to time in the future, so long as the mortgage debt is non-recourse and does not in the aggregate exceed $100 million plus refinancing costs.

D. Basic Rent

Currently, Basic Rent is $3,445,396 a year, to be adjusted for any increase or decrease in debt service on the existing $40 million Fee Mortgage. If the existing $40 million debt is increased to a total of $100 million with average annual interest at 6.5% and monthly payments of interest only, the annual Basic Rent will total approximately $6,500,000, an increase of $3,054,604 a year. To the extent that Associates operates profitably, Overage Rent will be reduced by one-half of that increase, and the expense will be borne equally by Associates and the Lessee. The amount of the borrowing will be limited by current and projected operating profit available for debt service.

E. Lease Extension

The Lease will be modified to confirm the increase in Basic Rent. To induce the Lessee to complete the additional enhancements and pay the increased Basic Rent for which consent is now sought, Associates will grant the Lessee additional Lease extension rights beyond 2033 in proportion to the net present benefit to Associates of completed enhancements under this and the 1999 programs, as then determined in consultation with an independent expert. Based upon earlier expert review, such extension for all enhancements would be in excess of 50 years. Any granting of such Lease extension rights is expected to trigger a New York State Transfer Tax at that time, which will be paid from the new Fee Mortgage proceeds and/or the Lessee's operating cash flow.

F. Solicitation and Program Expenses; Indemnity

The expenses for the consent solicitations for Associates and the Lessee, the refinancing, the Building work, the Lease amendment and extension, recording fees, mortgage and transfer taxes, unrelated third party mortgage brokerage fees, and the associated fees and costs will be paid from the new Fee Mortgage proceeds and/or the Lessee's operating income. In either case, assuming that $1,053,800 of Further Additional Rent continues to be paid each year, such expenses will be shared equally between Associates and the Lessee by operation of the Overage Rent computation. Wien & Malkin will represent Associates and the Lessee and will be paid at its customary hourly rates. As in the 1999 program, Associates will indemnify Wien & Malkin, the Agents, and their affiliates and advisers against any claim or expense in connection with this program.

III. CERTAIN EFFECTS OF THE ENHANCEMENT AND FINANCING PROGRAM

A. Generally

Payment for the enhancement program (whether by repayment of the Fee Mortgage increase through increased Basic Rent or direct payment for services and materials) is deductible in computing Overage Rent. Therefore, assuming that $1,053,800 of Further Additional Rent continues to be paid each year, each of Associates and the Lessee will ultimately bear one-half of the cost of the enhancement program. Stated differently, the value of the Property and of Associates' interest in it will be enhanced, and the Lessee will have contributed half the cost.

The Agents believe there is a good prospect that increases in rental income from tenants will offset and ultimately be greater than the increases in the Lessee's expense for Basic Rent, thus moderating or avoiding any reduction of Overage Rent and distributions.

The enhancement, Lease extension and financing program and refinancing authorization will have no direct effect on the Agents as such and will not change the basic supervisory fee or the formula under which Wien & Malkin receives the basic supervisory fee and additional supervisory compensation. See Section VI. - Potential Conflicts of Interest.

B. Tax Consequences

The enhancements paid through the Fee Mortgage increase shall be installed by the Lessee as agent for Associates and shall be deemed to be the property of Associates. The applicable income tax deductions for depreciation shall benefit the Participants. To the extent the enhancement program is funded from the Fee Mortgage increase, non-deductible amortization payments by Associates under the Fee Mortgage increase will ultimately equal the tax benefits of the depreciation. The terms for the proposed Fee Mortgage increase are expected to require amortization payments based on a 25-year schedule, and the Participants will receive a timing benefit because depreciation deductions from the new capitalized enhancements during the early years will exceed loan amortization.

IV. RECOMMENDATIONS

The Agents recommend that the Participants approve the enhancement, Lease extension and financing program and refinancing authorization, for the following reasons:

-- The updated enhancements are needed to effect new leasing in the very difficult current market and to improve the Building and Associates' investment. Failure to complete the upgrade of the Building and effect new leases and to effect the proposed financing would materially adversely affect distributions to the Participants.

-- Financing of the enhancements through the increase in the Fee Mortgage will spread the cost and thus stabilize distributions to Participants. This will also improve the tax shelter for the Participants who will receive a timing benefit, because depreciation deductions from new capitalized enhancements during the early years will exceed loan amortization. Were the Lessee to proceed and pay the cost out of cash flow and its own capital, without this financing program, distributions to the Participants would be significantly reduced for several years.

The data and background materials regarding this enhancement, Lease extension and financing program and refinancing authorization are on file in the office of Wien & Malkin and are available for review by the Participants. Appointments to inspect and copy such data, and requests for copies of such data, may be made by contacting Rodney Gomes at (212) 687-8700.

V. PERMITTING A PERSON TO SERVE AS AGENT FOR MORE THAN ONE GROUP OF PARTICIPANTS

The investment by Participants in Associates is divided among seven Participating groups. Under the Participating Agreement for each group, an Agent, who also serves as a member of Associates, represents the Participants in that group. Through its Agent, each group holds an undivided one-seventh interest in Associates. Agent discretion, however, either as Agent or as a member of Associates, is virtually non-existent, as the Building is held subject to the Lease. Additionally, significant transactions with respect to the Building must be approved by 100% in interest of the Participants in a group, except that after approval by 90% in interest of Participants in a group, the Participating Agreement for such group provides that the remaining dissenting or abstaining Participants may be bought out at a nominal price.

The Participating Agreement for each group provides that no Agent shall serve as the Agent for more than one group of Participants. The Agents recommend that each group of Participants consent to an amendment to its Participating Agreement to permit an Agent to represent more than one group. This amendment will eliminate the need for seven different Agents at all times and will simplify administration. This change will not affect the voting power of each Participant within his or her Participating group.

The Agents believe that no Participant would be disadvantaged by this proposal. In those few instances when a major decision from Associates is required, the Agent for each group cannot act without consent of the Participants of that group. Therefore, even if an Agent acted for more than one group, such Agent would act independently for each group based solely on that group's vote. In, 1997, this proposal received consent from more than 89% of Participating interests. However, the required 100% consent was not obtained from any one participating group.

An individual designated as Agent for more than one group of Participants will be bound to act for each such group separately. When consent of each group of Participants is requested by the Agents in the future, an Agent acting for more than one group will not be authorized to act on a given matter for any group not approving the matter in question, even if such Agent is authorized to act with respect to such matter by another group for which the Agent also acts.

If 100% consent to this proposal is received from Participants in two or more groups, then one Agent may thereafter represent two or more of such groups, with the selection of successor agents to be made in accordance with the existing successor agent program. However, no individual will be able to act as Agent for all groups. Accordingly, there will always be at least two different Agents among all the Participating groups. If 100% consent is not received as to a Participating group, such non-consenting group will continue to be represented by a separate Agent.

VI. POTENTIAL CONFLICTS OF INTEREST

A. Certain Ownership of Participants

As of August 30, 2004, the Agents beneficially owned, directly or indirectly, the following Participations:

Title of Class	Name & Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Participations	Peter L. Malkin
in Limited Liability	60 East 42nd Street
Company Interests	New York, NY 10165	$107,500	1.536%

Participations	Anthony E. Malkin
in Limited Liability	60 East 42nd Street
Company Interests	New York, NY 10165	$25,833.369%

Participations	Scott D. Malkin
in Limited Liability	35 Mason Street
Company Interests	Greenwich, CT 06833	$33,334.476%

Participations	Thomas N. Keltner, Jr.
in Limited Liability	60 East 42nd Street
Company Interests	New York, NY 10165	$2,500.036%

At such date, Peter L. Malkin owned of record, as trustee or co-trustee, but not beneficially, $55,714 of participations.

Members of the family of Peter L. Malkin, Anthony E. Malkin and Scott D. Malkin, or trusts for their benefit, owned of record or beneficially $329,621 of other participations.

No other Agent owns a participation. Other members of Wien & Malkin and their families own beneficially $32,500 of participations.

B. Relationships with the Lessee

7.50% of the Lessee is owned beneficially by Peter L. Malkin and his family. In addition, Peter L. Malkin owns of record, as trustee, co-trustee or agent, but not beneficially, 11.2461% of the Lessee. The requisite members of the Lessee have approved this program.

For acting as Supervisor of the Lessee, Wien & Malkin receives a basic supervisory fee of $180,000 annually and additional supervisory compensation of 10% of distributions to the Lessee's members in excess of $400,000 annually. For 2003, Wien & Malkin received from the Lessee additional supervisory compensation of $460,000 and other fees and disbursements of $34,591.

If the Lease is extended, Wien & Malkin will continue to receive its basic supervisory fee and any additional supervisory compensation based on excess distributions from the Lessee as well as from Associates during each year of any extended term.

The Agents and Wien & Malkin and their affiliates and advisers are being indemnified by the Lessee and Associates in connection with the program.

C. Lease Extension; Consultation with Third Party

The Agents will consult with an independent third party regarding the net present values of the benefits and costs to each of Associates and the Lessee from completed enhancements under this and the 1999 programs to assist the Agents in determining Lease extension options to be granted to the Lessee hereunder.

VII. FEES AND EXPENSES

The fees and expenses relating to this solicitation of consents, the Lessee consent solicitation, the Lease amendment and extension, recording fees, mortgage and transfer taxes, unrelated third party mortgage brokerage fees, and the associated fees and costs will be paid from the new Fee Mortgage proceeds and/or the Lessee's operating income, in either case to be deducted in determining Overage Rent as previously described.

  AGENTS' DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

For 2003 for each original $10,000 participation, Associates made regular monthly distributions from Additional Rent aggregating $ 1,495 plus additional distributions from Further Additional Rent aggregating $ 8,099. See Section I.C. - The Lease.

The following summarizes certain material factors affecting Associates' for the two years ended December 31, 2003.

a. Total income decreased in 2003 compared with the prior year, attributable to decreased Overage Rent in 2003.

b. Total income decreased in 2002 compared with the prior year, attributable to decreased Overage Rent in 2002.

IX. LIQUIDITY AND CAPITAL RESOURCES

There has been no significant reduction in Associates' liquidity for the twelve-month period ended December 31, 2003, as compared with the twelve-month period ended December 31, 2002.

X. INFLATION

Inflationary trends in the economy may impact the operations of the Lessee, and therefore, Overage Rent. Historically, inflation generally has resulted in an increase in Overage Rent.

XI. TERMS OF SOLICITATIONS OF CONSENTS

Each Agent acts for a group of Participants owning $1,000,000 of the original $7,000,000 investment in Associates. At August 30, 2004, no person held participations aggregating more than 2% of the total outstanding participations.

On August 30, 2004, there were 784 Participants holding participations in one or more groups. Each Participant's voting percentage in his or her group is determined by a fraction, whose numerator is the face amount of the participation and denominator is the group's original investment in Associates.

Each Participating Agreement requires 100% consent for the enhancement, Lease extension and financing program and the refinancing authorization referred to in Items A and B of the enclosed Consent Form, all as recommended by the Agents in this Statement, subject to the participation purchase arrangement described below.

Each Participating Agreement states that, if owners of 90% of the participations in any Agent's group consent, the Agent or his designee shall have the right to purchase the interest of any Participant in such Agent's group who has not given such consent within 10 days after the Agent's mailing of the request therefor. The purchase price shall be the greater of (i) the book value of the participation (original cost less capital repaid thereon) and (ii) $100. Since the book value of an original participation is less than $100, the purchase price will be $100.

If 90% or more of the Participants in an Agent's group consent to the enhancement, Lease extension and financing program and refinancing authorization referred to in Items A and B of the enclosed Consent Form, each Agent (or his designee) presently intends to purchase for the benefit of consenting Participants or a non-profit organization the interest of any non-consenting Participant at a price of $100. Any Participant whose participation is purchased by an Agent (or his designee) will not receive any further Overage Rent paid in respect of the year of purchase or thereafter.

The consent of all of the Participants in a group is required for such group to approve the proposal permitting a person to serve as the Agent for more than one group of Participants referred to in Item C of the enclosed Consent. If 100% consent to such proposal is received from Participants in two or more groups, then one Agent may thereafter represent two or more of such groups. The participation purchase arrangement referred to above for Items A and B shall not apply to the proposal referred to in Item C.

There is no record date establishing the identity of the Participants entitled to vote for the program. Holders of participations as of August 30, 2004 will be recognized as entitled to vote. However, if any participation is transferred before the consent with respect to that participation is given, the transferee will be entitled to vote. If consent to any Item has been given prior to the transfer of a participation, the transferee will be bound by the vote of the transferor. In addition, the Agents and their designees will be entitled to vote the participation of any non-consenting Participant whose interest is purchased by them under the participation buy-out arrangement as described above.

Wien & Malkin has been authorized by the Agents to solicit the consents of Participants by print and electronic mail, telecopier, telephone and telegram after the mailing of this Statement. Consent Forms which are signed and returned without a choice indicated will be deemed to constitute a binding consent to all Items. If the Consent Form is returned undated, it will be deemed dated as of the date received by the Agents. Any consent (including a deemed consent) is irrevocable.

Participations are not traded on an established securities market, nor are they readily tradable on a secondary or equivalent market. Based on Associates' transfer records, participations are sold by holders from time to time in privately negotiated transactions and through sales arranged by Wien & Malkin. In many instances, Associates is unaware of the prices at which such transactions occur (other than certain transfers involving persons at Wien & Malkin or their families).

Each Participant may wish to consult with such Participant's legal or other adviser. If any Participant desires any additional information available to Wien & Malkin he or she should communicate with Alvin Silverman or Thomas N. Keltner, Jr. of Wien & Malkin at 60 East 42nd Street, New York, New York 10165; telephone 212-687-8700 or telecopier 212-986-7679.

THE AGENTS RECOMMEND YOUR CONSENT.

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE COLORED COPY OF THE CONSENT IN THE ENCLOSED ENVELOPE. ONE GIVEN, CONSENT MAY NOT BE REVOKED.

EXHIBIT A
Lincoln Building		FIVE YEAR
Capital Expense Program	PER JAN '00	BUDGET	VS.	WORK	REMAINING TO
	CONSENT	AS OF 7/8/04	CONSENTS	COMPLETED	BE COMPLETED

Original CAPX PROGRAM
Elevator modernization	2,700,000	2,630,000	(70,000)	2,261,746	368,254
Elevator modernization 301 Madison car	100,000	-	100,000)	-	-
Elevator cab renovation	625,000	995,000	370,000	994,292	708
Concierge Desk	285,000	255,223	(29,777)	255,223
Public Corridor refurbishment/HVAC Corridors (incl. 33-43-45 )	7,234,000	10,351,397	3,117,397	6,428,045	3,923,352
Elevator Lobby refurbishment	incl above	incl above	-	-	-
Additional tenant entrance doors (new item 3-04)	na	2,000,000	2,000,000	-	2,000,000
Additional cooling for corridors	-	900,000	900,000	-	900,000
Core Restroom renovation/Riser replacement (incl. 33-43-45 )	5,549,000	6,167,515	618,515	3,422,215	2,745,300
Signage & awning plan for Lobby & Retail Arcade	95,000	82,209	(12,791)	82,209	-
Building Office Upgrade/Marketing Center	500,000	489,062	(10,938)	489,062	(0)
Conference Center/Law Library	675,000	890,619	215,619	890,619	0
Cardkey & security system	130,000	130,000	-	130,000	-
Facade renovation (paint strip)	750,000	374,675	(375,325)	374,675	-
Roof replacement & local law 11	1,545,000	incl below	(1,545,000)	-	-
local law 11 (Setback Roof)	-	454,000	454,000	454,000	-
roof replacement (13th, 26th, 32nd)	-	610,000	610,000	610,000
roof replacement (55th, misc. set backs)	-	371,000	371,000	233,581	137,419
Madison Avenue Entrance	-	70,000	70,000	63,848	6,153
Stairwell lighting & paint	150,000	50,000	(100,000)	50,000	-
Window Replacement	4,000,000	4,250,000	250,000	4,211,617	38,383
HVAC @ corridors (Included in corridors)	incl. above	incl. above	-	-	-
Misc. electrical and mechanical system upgrades	685,000	see below	(685,000)	-	-
Lobby Air Conditioning	-	575,000	575,000	500,000	75,000
Misc. HVAC upgrades	290,000	-	(290,000)	-	-
ACM abatement & re-insulation	621,000	see below	(621,000)	-	-
55th floor Hvac equipment abatement	-	165,000	165,000	165,000	-
basement	-	231,000	231,000	231,000	-
Lobby	-	32,500	32,500	32,500	-
Re-insulation of above	-	230,000	230,000	230,000	-
Misc. Plumbing upgrades	205,000	see below	(205,000)	-	-
House pumps and related electrical work	-	55,000	55,000	55,000	-
Sprinkler/Standpipe 301 Madison	-	100,000	100,000	-	100,000
Class "E" upgrade	150,000	225,000	75,000	218,000	7,000
Mortgage taxes & Loan soft costs	1,115,000	1,260,000	145,000	1,258,731	1,269
Contingency	500,000	500,000	-	-	500,000
NYS Real Estate Transfer Taxes	-	350,000	350,000	-	350,000
Subtotal	27,904,000	34,794,200	6,890,200	23,641,363	11,152,837

Lincoln Building		FIVE YEAR
Capital Expense Program	PER JAN '00	BUDGET	VS.	WORK	REMAINING TO
	CONSENT	AS OF 7/8/04	CONSENTS	COMPLETED	BE COMPLETED

New Capital Projects as of 4-16-04
Main suction tank	-	150,000	150,000	-	150,000
55, 30 & 17 house tank valves and piping	-	90,000	90,000	-	90,000
Reline 55th floor tank	-	30,000	30,000	-	30,000
Reline 31st floor tank	-	30,000	30,000	-	30,000
Reline 17th floor tank	-	30,000	30,000	-	30,000
Hot Water Heaters (3)	-	200,000	200,000	-	200,000
Supply risers to house tanks 55th, 31st and 17th floors	-	500,000	500,000	-	500,000
Pumps and Motors (DC-AC)	-	750,000	750,000	-	750,000
New electrical supply to new Pumps and Motors (DC-AC)	-	750,000	750,000	-	750,000
S4 Fan and Motor	-	125,000	125,000	-	125,000
S5 Fan and Motor	-	125,000	125,000	-	125,000
26th floor cooling tower	-	75,000	75,000	-	75,000
Emergency power	-	550,000	550,000	-	550,000
Service switch #2 maintenance	-	30,000	30,000	-	30,000
Riser switches(3) locations, breakers,copper detail.	-	30,000	30,000	-	30,000
ATS switches (3) locations	-	40,000	40,000	-	40,000
Main feeder riser replacements	-	2,500,000	2,500,000	-	2,500,000
Electric closet panel replacements	-	(incl. Above)	-	-	-
Class E battery back up (code requirement)	-	46,759	46,759	-	46,759
Radio System and Antenna Upgrade	-	100,000	100,000	-	100,000
301 Roof replacement	-	205,603	205,603	-	205,603
Local Law 11 Façade (estimated)	-	500,000	500,000	-	500,000
42nd St revolver replacement	-	250,000	250,000	-	250,000
Sprinklers throughout, code compliance	-	11,300,000	11,300,000	-	11,300,000
Subtotal	-	18,407,362	18,407,362	-	18,407,362

Space Improvement & Leasing Expense
Tenant Improvements	-	22,288,925	22,288,925	-	22,288,925
Leasing Commissions	-	7,796,249	7,796,249	-	7,796,249
Subtotal	-	30,085,174	30,085,174	-	30,085,174

Loan soft/closing costs	-	2,000,000	2,000,000	-	2,000,000

Total	27,904,000	85,286,736	57,382,736	23,641,363	61,645,373

60 East 42nd Street Associates L.L.C.

EXHIBIT INDEX

Number Document Page*

13(a) Financial reports for the fiscal year ended December 31, 2001, December 31,2002 and December 31, 2003 are incorporated herein by reference as an exhibit hereto.

60 EAST 42ND ST. ASSOCIATES L.L.C.

CONSENT

In response to the letter from Peter L. Malkin to Participants in 60 East 42nd St. Associates L.L.C. dated September 13, 2004 and the accompanying Statement by the Agents (collectively, the "Statement"; terms being used herein as defined therein), the undersigned Participant in 60 East 42nd St. Associates L.L.C. hereby:

A. ENHANCEMENT, FINANCING, AND LEASE EXTENSION PROGRAM

CONSENTS: DOES NOT CONSENT:

Consents to Disapproves of

the updated program for Building enhancements, Fee Mortgage increase and Lease extension, all as described in the Statement.

B. DISCRETIONARY REFINANCING AUTHORITY OF THE AGENTS

CONSENTS: DOES NOT CONSENT:

Consents to Disapproves of --

giving present and successor Agents discretionary authority to refinance the Fee Mortgage for a principal amount not to exceed $100 million plus refinancing costs, with an institutional lender, non-recourse, from time to time, all as described in the Statement.

C. PERMITTING A PERSON TO SERVE AS THE AGENT FOR MORE THAN ONE GROUP OF PARTICIPANTS

CONSENTS: DOES NOT CONSENT:

Consents to Disapproves of --

permitting a person to serve as the Agent for more than one group of Participants, all as described in the Statement.

THE AGENTS RECOMMEND THAT PARTICIPANTS CONSENT TO ALL THE FOREGOING ITEMS.

PLEASE SIGN, DATE, AND PROMPTLY RETURN THIS CONSENT.

Dated: ________________, 2004

(Signature)

ONCE GIVEN, CONSENT MAY NOT BE REVOKED.

IF THIS FORM IS SIGNED AND RETURNED WITHOUT A CHOICE INDICATED, THE PARTICIPANT SHALL BE DEEMED TO HAVE CONSENTED TO ALL ITEMS.